Authorization and Designation
to Sign and File
Section 16 Reporting Forms



The undersigned, an executive officer of Altria Group, Inc., a Virginia corporation (the "Company"), does hereby authorize and designate W. Hildebrandt Surgner, Jr., Mary C. Bigelow,
J. Michael Hinchcliffe, Michele D. Rundstrom or Anna M. Armendariz to sign and file on his behalf the application for the required Securities and Exchange Commission ("SEC") electronic CIK/CCC codes and any and all Forms 3, 4 and 5 relating to equity securities of the Company with the SEC pursuant to the requirements of Section 16 of the Securities Exchange Act of 1934 ("Section 16"). This authorization, unless earlier revoked in writing, shall be valid until the undersigned's reporting obligations under Section 16 with respect to equity securities of the Company shall cease. All prior such authorizations are hereby revoked.

IN WITNESS WHEREOF, the undersigned has executed this Authorization and Designation this 1st day of April, 2024.


			/s/ Robert A. McCarter III
			Robert A. McCarter III